News Release

Media Contact: Sam Jefson - Public Relations - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES NAMES CHRIS WEST VICE PRESIDENT OF OPERATIONS

Forest City, Iowa, September 16, 2016 - Winnebago Industries, Inc. (NYSE: WGO) has announced the appointment of Chris West to the position of Vice President of Operations, effective September 26, 2016. West will report directly to President and CEO Michael Happe and have responsibility for the entire Manufacturing, Supply Chain and Quality value streams across the Winnebago-branded enterprise, which includes support to both the motorhome and towable businesses.

West previously was Vice President of Global Supply Chain for Joy Global, a worldwide mining equipment manufacturer. Prior to that position he was Vice President of Manufacturing at Joy Global. Other positions West has held include Director of Manufacturing for AGCO Corporation, an agricultural equipment manufacturer and Director of Operations for the Nordam Group, a manufacturer of aircraft interiors.

“Chris brings a tremendous set of Operations leadership and change management skills with him to Winnebago, including a multitude of Lean manufacturing and supply chain transformation experiences,” said Happe. “Winnebago’s product portfolio, manufacturing footprint and supply chain complexity have all increased significantly in recent years with our entrance into the Towables segment, our growth in Class B vans, strategic sourcing initiative and the expansion of manufacturing and service to Junction City, Oregon. As we move forward with these initiatives, Chris’ experience will be invaluable as we look to drive even higher levels of manufacturing output, operating efficiency, product quality and employee-led innovation.”

West has a Bachelor’s degree in Industrial Operations Management from Northeastern State University in the Tulsa, Oklahoma area, and a Masters of Business Administration from Baker University in Baldwin City, Kansas.

About Winnebago Industries
Winnebago Industries, Inc., is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, and fifth wheel products. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since 1996. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material or to add your name to an automatic email list for Company new releases, visit http://investor.wgo.net.
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